United States Steel Corporation Reports 2011 Third Quarter Results

PITTSBURGH, Oct. 25, 2011 /PRNewswire/ --

  Net income of $22 million, or $0.15 per diluted share.  Adjusted net income of $118 million, or $0.72 per diluted share, excluding $96 million of net foreign currency losses, primarily related to the accounting remeasurement of the intercompany loans.
  Segment income from operations of $295 million, reflecting a strong performance by our Flat-rolled segment and our Tubular segment's best results since the fourth quarter of 2008
  Shipments of 5.5 million tons and net sales of $5.1 billion were in line with second quarter 2011
  Operating results and net sales reflect a significant improvement from the third quarter of 2010
  Maintained strong liquidity position with $270 million of cash and $1.9 billion of total liquidity

United States Steel Corporation (NYSE: X) reported third quarter 2011 net income of $22 million, or $0.15 per diluted share, compared to a second quarter 2011 net income of $222 million, or $1.33 per diluted share, and a third quarter 2010 net loss of $51 million, or $0.35 per diluted share.

Earnings Highlights

(Dollars in millions, except per share amounts)	3Q 2011	2Q 2011	3Q 2010
Net Sales	$ 5,081	$ 5,120	$ 4,497
Reportable segment and Other Businesses income (loss) from operations
Flat-rolled*	$ 203	$ 374	$ (161)
U. S. Steel Europe	(50)	(18)	(25)
Tubular*	134	31	113
Other Businesses*	8	9	8
Total reportable segment and Other Businesses income (loss) from operations*	$ 295	$ 396	$ (65)
Postretirement benefit expense*	(96)	(96)	(58)
Other items not allocated to segments	-	-	(15)
Income (loss) from operations	$ 199	$ 300	$ (138)
Net interest and other financial costs (income)	144	13	(78)
Income tax provision (benefit)	33	65	(9)
Net income (loss) attributable to United States Steel Corporation	$ 22	$ 222	$ (51)
-Per basic share	$ 0.15	$ 1.54	$ (0.35)
-Per diluted share	$ 0.15	$ 1.33	$ (0.35)

*Amounts prior to the second quarter of 2011 have been restated to reflect the change in our segment allocation methodology for postretirement benefit expenses disclosed in our second quarter 2011 results.

Commenting on results, U. S. Steel Chairman and CEO John P. Surma said, "Our operating results for the third quarter reflected strong performances by our Flat-rolled and Tubular segments. Our Flat-rolled segment made more than $200 million despite the challenges of a less than robust economy in North America. Tubular segment results improved significantly compared to the second quarter, driven by increased shipments, improved average realized prices and lower substrate costs. U. S. Steel Europe results continue to reflect the difficult economic situation in Europe, particularly in Southern Europe."

The company reported third quarter income from operations of $199 million, compared to income from operations of $300 million in the second quarter of 2011 and a loss from operations of $138 million in the third quarter of 2010.

Postretirement benefit expenses increased in 2011 as compared to 2010, reflecting higher amortization of unrecognized losses and lower asset returns, both of which relate to a lower market-related value of assets caused by the recognition of remaining deferred 2008 investment losses.

Net interest and other financial costs in the third quarter of 2011 included a foreign currency loss that decreased net income by $96 million, or 57 cents per diluted share. The net loss primarily resulted from the accounting remeasurement of a $1.6 billion U.S. dollar-denominated intercompany loan to a European subsidiary, partially offset by gains on euro-U.S. dollar derivatives activity. This compares to a foreign currency gain that increased net income by $37 million, or 21 cents per diluted share, in the second quarter of 2011 and a foreign currency gain that increased net income by $139 million, or 96 cents per diluted share, in the third quarter of 2010. Net interest and other financial costs in the first nine months of 2011 included a foreign currency gain that increased net income by $21 million, or 13 cents per diluted share. Through October 21, fourth quarter-to-date net interest and other financial costs for 2011 include a foreign currency gain that increased net income by $31 million.

For the nine months ended September 30, 2011, we recorded a tax provision of $114 million on pre-tax income of $272 million. The tax provision does not reflect any tax benefit for pre-tax losses in Canada and Serbia, which are jurisdictions where we have recorded a full valuation allowance on deferred tax assets, and also does not reflect any tax provision or benefit for certain foreign currency remeasurement gains and losses that are not recognized in any jurisdiction.

As of September 30, 2011, U. S. Steel had $270 million of cash and $1.9 billion of total liquidity as compared to $393 million of cash and $1.8 billion of total liquidity at June 30, 2011.

U. S. Steel Canada's United Steelworkers-represented employees at our Hamilton Works ratified a new three-year labor agreement on October 15, 2011. The terms of the agreement include, among other provisions, closing the defined benefit pension plan to new employees and the elimination of cost of living indexing for current and future participants.

Reportable Segments and Other Businesses

Management believes segment income from operations is a key measure in evaluating company performance. U. S. Steel's reportable segments and Other Businesses reported income of $295 million, or $54 per ton, in the third quarter of 2011, compared with income of $396 million, or $72 per ton, in the second quarter of 2011 and a loss of $65 million, or $12 per ton, in the third quarter of 2010.

Flat-rolled income from operations for the third quarter was $53 per ton compared to $95 per ton in the second quarter. The decrease was driven largely by lower average realized prices due to weaker spot market prices and volume, reflecting increased capacity in the United States as well as the effects of high import levels that continued to arrive. Our costs for raw materials remained stable, reflecting our iron ore, coal and coke positions. While we continued to operate Hamilton Works' coke batteries, the iron and steelmaking and finishing facilities remained idled throughout the quarter due to the labor dispute that was resolved in October. We incurred approximately $40 million in idle facility carrying costs in both the second and third quarters of 2011. The raw steel capability utilization rate in the third quarter was 74 percent for the Flat-rolled segment, a decrease of seven percent from the second quarter. Excluding Hamilton Works, the raw steel capability utilization was 81 percent for the third quarter.

Third quarter 2011 results for U. S. Steel Europe (USSE) were lower than the second quarter of 2011 primarily due to lower average realized prices as a result of a weaker spot market caused by the difficult economic conditions in Europe, particularly Southern Europe. Raw materials costs were in line with the second quarter and other operating costs decreased primarily related to reduced maintenance and outage spending partially offset by increased energy costs. We recorded lower of cost or market inventory charges of approximately $15 million in the third quarter compared to approximately $10 million in the second quarter. We continue to face particular challenges in Serbia, including complete reliance on purchased coke, a less favorable product mix, a slower recovery in the Balkan region and pressure from lower-priced imports. In response to reduced spot market prices and weak demand, a blast furnace in Serbia that was idled during the second quarter remained idled throughout the third quarter and our European raw steel capability utilization rate for the third quarter decreased to 71 percent.

Tubular results improved significantly from the second quarter of 2011 and represented the Tubular segment's most profitable quarter since the fourth quarter of 2008. Average realized prices increased by nine percent to $1,699 per ton and shipments increased by 13 percent to 481 thousand tons as demand for energy-related tubular products rose during the quarter, primarily due to the continued strength of horizontal oil-directed drilling. The improved results also reflected lower substrate costs in the form of hot-rolled bands supplied by our Flat-rolled segment.

Outlook

Commenting on U. S. Steel's outlook for the fourth quarter, Surma said, "Our Tubular operations are expected to have another strong performance as operating results are expected to be in line with the third quarter. We expect to report lower operating results in the fourth quarter for our North American Flat-rolled and European operations as a result of the slow and uneven economic recovery in those regions."

We expect our Flat-rolled results to reflect an operating loss in the fourth quarter. Average realized prices and shipments are expected to decline as a result of cautious purchasing patterns created by the uncertain economic outlook and increasing domestic supply. The expected lower fourth quarter prices reflect lower average realized prices on spot market business and our index-based contracts, which will incorporate the decrease from the second to the third quarter in published market price assessments. These market factors are expected to bring our operating results down to around a break-even level prior to the effects of increased maintenance outages and Hamilton Works' labor agreement and facility restart costs. With reduced capacity utilization due to market conditions, we are taking the opportunity to perform maintenance outages, resulting in additional costs of approximately $50 million compared to the third quarter. With the ratification of a new three-year labor agreement at Hamilton Works on October 15, 2011, we expect to restart the steel finishing facilities in a staged process late in the fourth quarter. In addition to the idled facility carrying costs, we expect to incur approximately $30 million in costs related to the ratification of the Hamilton Works labor agreement and associated facility restart costs. U. S. Steel will continue to adjust its operating configuration in response to market demand.

We expect the fourth quarter results for our European segment to decrease compared to the third quarter 2011. Shipments and average realized prices are expected to decline as market demand softens in response to the uncertain economic conditions in Europe, particularly Southern Europe. Operating costs are expected to decrease compared to the third quarter, reflecting lower spending and lower raw materials costs. The idled blast furnace at U. S. Steel Serbia is not expected to operate during the fourth quarter.

Tubular fourth quarter 2011 results are expected to be in line with the strong performance achieved in the third quarter as the demand for oil country tubular goods (OCTG) remains strong. Average realized prices are expected to be comparable to the third quarter and shipments are expected to be slightly lower as distributors actively control their inventory levels going into year end, particularly for non-OCTG products.

This release contains forward-looking statements with respect to market conditions, operating costs, shipments, prices, capital spending, and employee benefit costs and payments. Although we believe that we are in the early stages of a gradual economic recovery, U. S. Steel cannot control or predict the extent and timing of economic recovery. U. S. Steel has incurred costs to rebuild working capital during the recovery and we may continue to incur additional working capital costs primarily related to the increases in raw materials prices, but we cannot accurately forecast the amount of such costs. Other more normal factors that could affect market conditions, costs, shipments and prices for both North American and European operations include: (a) foreign currency fluctuations and related activities; (b) global product demand, prices and mix; (c) global and company steel production levels; (d) plant operating performance; (e) natural gas, electricity, raw materials and transportation prices, usage and availability; (f) international trade developments, including agency decisions on petitions and sunset reviews; (g) the impact of fixed prices in energy and raw materials contracts (many of which have terms of one year or longer) as compared to short-term contract and spot prices of steel products; (h) changes in environmental, tax, pension and other laws; (i) the terms of collective bargaining agreements, including the new labor agreement covering our Hamilton Works operations; (j) employee strikes or other labor issues; and (k) U.S. and global economic performance and political developments. Domestic steel shipments and prices could be affected by import levels and actions taken by the U.S. Government and its agencies, including those related to CO2 emissions and climate change and shale gas development. Economic conditions and political factors in Europe and Canada that may affect USSE's and U. S. Steel Canada's results include, but are not limited to: (l) taxation; (m) nationalization; (n) inflation; (o) government instability; (p) political unrest; (q) regulatory actions; and (r) quotas, tariffs, and other protectionist measures. Factors that may affect our decisions on strategic initiatives include, among other things: (s) the cost and availability of capital; (t) the anticipated cost of additional facilities (whether built or acquired); and (u) current and anticipated product demand in the automotive and shale natural gas markets and availability of alternative products for such applications. Factors that may affect our ability to construct new facilities include: (v) levels of cash flow from operations; (w) general economic conditions; (x) business conditions; (y) cost and availability of capital; (z) receipt of necessary permits; and (aa) unforeseen hazards such as contractor performance, material shortages, weather conditions, explosions or fires. We present adjusted net income and adjusted net income per diluted share, which are non-GAAP measures, to better enable investors and others to assess our results and compare them with our competitors without the distorting impact of the accounting remeasurement of the intercompany loan. Additionally, the effect of the accounting remeasurement is not considered in the management of our business. The tax provision for the nine months ended September 30, 2011, is based on an estimated annual effective rate, which requires management to make its best estimate of annual pretax income or loss. During the year, management regularly updates forecasted annual pretax results for the various countries in which we operate based on changes in factors such as prices, shipments, product mix, plant operating performance and cost estimates. To the extent that actual 2011 pretax results for U.S. and foreign income or loss vary from estimates applied at the end of the most recent interim period, the actual tax provision or benefit recognized in 2011 could be materially different from the forecasted amount used to estimate the tax provision for the nine months ended September 30, 2011. In accordance with "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, cautionary statements identifying important factors, but not necessarily all factors, that could cause actual results to differ materially from those set forth in the forward-looking statements have been included in U. S. Steel's Annual Report on Form 10-K for the year ended December 31, 2010, and in subsequent filings for U. S. Steel.

A Consolidated Statement of Operations (Unaudited), Consolidated Cash Flow Statement (Unaudited), Condensed Consolidated Balance Sheet (Unaudited) and Preliminary Supplemental Statistics (Unaudited) for U. S. Steel are attached.

The company will conduct a conference call on third quarter earnings on Tuesday, October 25, at 2 p.m. EDT. To listen to the webcast of the conference call, visit the U. S. Steel website, www.ussteel.com, and click on "Overview" then "Current Information" under the "Investors" section.

For more information on U. S. Steel, visit our website at www.ussteel.com.

UNITED STATES STEEL CORPORATION
CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)

	Quarter Ended			Nine Months Ended
	Sept. 30	June 30	Sept. 30	September 30
(Dollars in millions)	2011	2011	2010	2011	2010

NET SALES	$ 5,081	$ 5,120	$ 4,497	$ 15,065	$ 13,074

OPERATING EXPENSES (INCOME):
Cost of sales (excludes items shown below)	4,560	4,498	4,321	13,679	12,144
Selling, general and administrative expenses	181	189	148	550	448
Depreciation, depletion and amortization	172	171	163	512	490
Income from investees	(27)	(31)	(9)	(66)	(13)
Net (gain) loss on disposal of assets	-	(4)	14	(10)	9
Other income, net	(4)	(3)	(2)	(8)	(7)

Total operating expenses	4,882	4,820	4,635	14,657	13,071

INCOME (LOSS) FROM OPERATIONS	199	300	(138)	408	3
Net interest and other financial costs (income)	144	13	(78)	136	180

INCOME (LOSS) BEFORE INCOME TAXES
AND NONCONTROLLING INTERESTS	55	287	(60)	272	(177)
Income tax provision (benefit)	33	65	(9)	114	56

Net Income (loss)	22	222	(51)	158	(233)
Less: Net income attributable to the
noncontrolling interests	-	-	-	-	-
NET INCOME (LOSS) ATTRIBUTABLE TO UNITED
STATES STEEL CORPORATION	$ 22	$ 222	$ (51)	$ 158	$ (233)

COMMON STOCK DATA:

Net income (loss) per share attributable to United
States Steel Corporation shareholders:
-Basic	$ 0.15	$ 1.54	$ (0.35)	$ 1.10	$ (1.62)
-Diluted	$ 0.15	$ 1.33	$ (0.35)	$ 1.02	$ (1.62)

Weighted average shares, in thousands
-Basic	144,067	143,922	143,660	143,932	143,521
-Diluted	144,452	171,591	143,660	171,534	143,521

Dividends paid per common share	$ 0.05	$ 0.05	$ 0.05	$ 0.15	$ 0.15

UNITED STATES STEEL CORPORATION
CONSOLIDATED CASH FLOW STATEMENT (Unaudited)

		Nine Months Ended
		September 30
(Dollars in millions)		2011	2010

Cash (used in) provided by operating activities:
Net income (loss)		$ 158	$ (233)
Depreciation, depletion and amortization		512	490
Pensions and other postretirement benefits		(74)	(183)
Deferred income taxes		10	20
Working capital changes		(623)	(728)
Income taxes receivable/payable		148	107
Currency remeasurement (gain) loss		(26)	9
Other operating activities		3	40
Total		108	(478)

Cash (used in) provided by investing activities:
Capital expenditures		(626)	(426)
Disposal of assets		16	103
Other investing activities		(1)	(35)
Total		(611)	(358)

Cash provided by (used in) financing activities:
Revolving credit facilities	- borrowings	3,316	25
	- repayments	(3,163)	(297)
Issuance of long-term debt, net of financing costs		-	669
Repayment of long-term debt		(18)	(105)
Proceeds from (payments on) Receivables Purchase Agreement		75	-
Common stock issued		4	3
Dividends paid		(22)	(22)
Other financing activities		1	-
Total		193	273

Effect of exchange rate changes on cash		2	(12)

Net decrease in cash and cash equivalents		(308)	(575)
Cash and cash equivalents at beginning of the year		578	1,218

Cash and cash equivalents at end of the period		$ 270	$ 643

UNITED STATES STEEL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited)

	Sept. 30	Dec. 31
(Dollars in millions)	2011	2010

Cash and cash equivalents	$ 270	$ 578
Receivables, net	2,527	2,023
Receivables sold to third party conduits	75	-
Inventories	2,843	2,352
Other current assets	219	351
Total current assets	5,934	5,304
Property, plant and equipment, net	6,588	6,486
Investment and long-term receivables, net	685	670
Goodwill and intangible assets, net	2,013	2,035
Other assets	711	855

Total assets	$ 15,931	$ 15,350

Accounts payable	$ 2,161	$ 1,804
Payroll and benefits payable	1,005	938
Short-term debt and current maturities of long-term debt	217	216
Borrowings under Receivables Purchase Agreement	75	-
Other current liabilities	255	189
Total current liabilities	3,713	3,147
Long-term debt, less unamortized discount	3,641	3,517
Employee benefits	3,942	4,365
Other long-term liabilities	465	469
United States Steel Corporation stockholders' equity	4,169	3,851
Noncontrolling interests	1	1

Total liabilities and stockholders' equity	$ 15,931	$ 15,350

UNITED STATES STEEL CORPORATION
PRELIMINARY SUPPLEMENTAL STATISTICS (Unaudited)

	Quarter Ended			Nine Months Ended
	Sept. 30	June 30	Sept. 30	September 30
(Dollars in millions)	2011	2011	2010	2011	2010

INCOME (LOSS) FROM OPERATIONS
Flat-rolled (a)	$ 203	$ 374	$ (161)	$ 541	$ (118)
U. S. Steel Europe	(50)	(18)	(25)	(73)	6
Tubular (a)	134	31	113	197	256
Other Businesses (a)	8	9	8	30	47

Reportable Segment and Other Businesses Income (Loss) from Operations (a)	295	396	(65)	695	191
Postretirement benefit expenses (a)	(96)	(96)	(58)	(287)	(173)
Other items not allocated to segments:
Net loss on sale of assets	-	-	(15)	-	(15)
Total Income (Loss) from Operations	$ 199	$ 300	$ (138)	$ 408	$ 3

CAPITAL EXPENDITURES
Flat-rolled	$ 160	$ 142	$ 151	$ 427	$ 305
U. S. Steel Europe	26	44	21	93	93
Tubular	30	33	10	94	23
Other Businesses	9	2	2	12	5

Total	$ 225	$ 221	$ 184	$ 626	$ 426

(a) Amounts prior to the second quarter 2011 have been restated to reflect a change in our segment allocation methodology for postretirement benefit expenses.  Under the revised allocation methodology, only service cost and amortization of prior service costs for active employees are allocated to segments.  Interest cost, expected return on plan assets, and actuarial gains and losses, a portion of which was historically allocated to segments, are no longer allocated to segments.

UNITED STATES STEEL CORPORATION
PRELIMINARY SUPPLEMENTAL STATISTICS (Unaudited)

	Quarter Ended			Nine Months Ended
	Sept. 30	June 30	Sept. 30	September 30
	2011	2011	2010	2011	2010

OPERATING STATISTICS
Average realized price: ($/net ton) (a)
Flat-rolled	773	803	688	765	682
U. S. Steel Europe	862	930	748	868	680
Tubular	1,699	1,565	1,559	1,576	1,490
Steel Shipments: (a) (b)
Flat-rolled	3,835	3,936	3,812	11,725	11,445
U. S. Steel Europe	1,196	1,138	1,323	3,779	4,231
Tubular	481	424	422	1,330	1,165

Total Steel Shipments	5,512	5,498	5,557	16,834	16,841
Intersegment Shipments: (b)
Flat-rolled to Tubular	492	458	413	1,339	1,215
Raw Steel Production : (b)
Flat-rolled	4,516	4,894	4,694	14,008	14,056
U. S. Steel Europe	1,317	1,431	1,441	4,429	4,665
Raw Steel Capability Utilization: (c)
Flat-rolled	74%	81%	77%	77%	77%
U. S. Steel Europe	71%	78%	77%	80%	84%

(a) Excludes intersegment shipments.
(b) Thousands of net tons.
(c) Based on annual raw steel production capability of 24.3 million net tons for Flat-rolled and 7.4 million net tons for U. S. Steel Europe.

CONTACT: Media, Erin DiPietro, +1-412-433-6845, or Investors/Analysts, Dan Lesnak, +1-412-433-1184